Exhibit 99.7(a)

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: July 13, 2023

George E. Norcross, III

By:	/s/ George E. Norcross, III

Philip A. Norcross

By:	/s/ Philip A. Norcross

Gregory B. Braca

By:	/s/ Gregory B. Braca

Alessandra T. Norcross

By:	/s/ Alessandra T. Norcross

Alexander S. Norcross

By:	/s/ Alexander S. Norcross